Exhibit 99.1
Press Release Dated January 29, 2010

NEWS RELEASE
January 29, 2010

First Citizens Bank Announces New Executive Officers

Elizabethtown, Kentucky – First Citizens Bank (“First Citizens” or the “Bank”), a subsidiary of Farmers Capital Bank Corporation (Nasdaq:  FFKT) (the “Company”), today announced that its Board of Directors has appointed Scott Conway Chief Executive Officer and Marilyn Ford to President and Chief Operating Officer of the Bank. Mr. Conway and Ms. Ford will assume the duties of former President and Chief Executive Officer Lloyd C. Hillard, Jr, who was recently named President and Chief Executive Officer of the Company.

Mr. Conway, who was also elected as a director of the Bank, has been with First Citizens since 1997 and has served as Executive Vice President and Chief Lending Officer since 2004. Mr. Conway has a BS in Finance/Marketing from Georgetown College and earned his MBA from Bellarmine University. He resides in Elizabethtown with his wife and two daughters.

Ms. Ford has been with the Bank since 1982 and has served as Executive Vice President and Chief Operating Officer since 2004. Ms. Ford holds a BA in Business Administration from Western Kentucky University and completed certification programs at the Kentucky Bank Management Institute and the Graduate School of Banking of the South. She is married and resides in Elizabethtown.

First Citizens Bank is a full service commercial bank established in 1964 providing quality service to both personal and business customers. Its main office is located in Elizabethtown, Kentucky along with three additional branches in Hardin County and two branches in Bullitt County. The Bank had total assets and deposits of $302 million and $257 million, respectively, at December 31, 2009.

Farmers Capital Bank Corporation is a bank holding company headquartered in Frankfort, Kentucky.  The Company operates 36 banking locations in 23 communities throughout Central and Northern Kentucky, and a data processing company.  Its stock is publicly traded on the NASDAQ Stock Market LLC exchange in the Global Select Market tier under the symbol:  FFKT.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon current expectations, but are subject to certain risks and uncertainties that may cause actual results to differ materially. Among the risks and uncertainties that could cause actual results to differ materially are economic conditions generally and in the subject market areas, overall loan demand, increased competition in the financial services industry which could negatively impact the ability of the subject entities to increase total earning assets, and retention of key personnel.  Actions by the Federal Reserve Board and changes in interest rates, loan prepayments by, and the financial health of, borrowers, and other factors described in the reports filed by the Company with the Securities and Exchange Commission could also impact current expectations.  For more information about these factors please see the Company’s Annual Report on Form 10-K on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements.

These forward-looking statements were based on information, plans and estimates at the date of this press release, and the Company does not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

Farmers Capital Bank Corporation * Page 1 of 1